Exhibit 8.2

Date: April 28, 2022

To:

William Wei Cao, Chairman & CEO

Gracell Biotechnologies Inc.

Building 12, Block B, Phase II, Biobay Industrial Park, 218 Sangtian St.

Suzhou Industrial Park, 215123

People’s Republic of China

Re: Gracell Biotechnologies Inc.

We are a firm of lawyers qualified to practice in the People’s Republic of China (the “PRC”). We have acted as PRC legal counsel to Gracell Biotechnologies Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with the Company’ s registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission on April 28, 2022 (the “Registration Statement”), the base prospectus contained in the Registration Statement (the “Prospectus”) and a prospectus supplement (the “Prospectus Supplement”, collectively, the “Listing Documents”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of certain number of the Company’s Ordinary Shares (the “Shares”) to be represented by American Depositary Shares.

A. Documents and Assumptions

For the purpose of giving this opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company, including, without limitation, the documents obtained from the applicable Administration of Market Regulations ( the “AMR”) and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”).

Without prejudice to the foregoing, we have also made due enquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

The material from AMR does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, the information from AMR is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)

that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)	the accuracy and completeness of all factual representations (if any) made in the Documents other than legal matters that we expressly opine on herein;

(d)

that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction; and

(e)

that the information disclosed in the materials from the Company Registry is accurate and complete as at the time of this opinion and the information from Company Search did not fail to disclose any information which had been filed with or delivered to the AMR but had not been processed at the time when the search was conducted.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This opinion is limited to and is given on the basis of the current PRC Laws and is to be construed in accordance with, and is governed by, the PRC Laws.

B. Definitions

Capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

As used herein,

(a)	“Company” means Gracell Biotechnologies Inc.;

(b)

“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(c)

“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(d)	“PRC” or “China” means the People’s Republic of China, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(e)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this opinion;

C. Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

i.

Cover Page. The statements set forth on the cover pages in the Prospectus and Prospectus Supplement, insofar as they constitute statements of PRC laws and regulations or interpretations, are correct and accurate in all material respects.

ii.

Risk Factors. The statements set forth under the caption “Item 3. Key Information,” “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure,” on Form 20-F filed with the SEC by the Company on April 22, 2022, which is incorporated by reference into the Prospectus and the Prospectus Supplement, insofar as they constitute statements of PRC laws and regulations or interpretations, are correct and accurate in all material respects.

iii.

Tax. The statements made in the Prospectus Supplement under the caption “Taxation—Material PRC Tax Considerations” and the statements set forth under the caption “Item 10. Additional Information—E. Taxation—PRC Taxation” on Form 20-F filed with the SEC by the Company on April 22, 2022, to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material aspects and such statements constitute our opinion.

iv.

Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

D. Certain Limitations and Qualifications

The opinions expressed above are based on Documents and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of PRC laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter.

This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws or the interpretations by competent PRC courts or government authorities of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

Our above opinions are also subject to the qualification that they are confined to and given on the basis of the published and publicly available PRC Laws effective as of the date hereof.

This Opinion has been prepared solely for your use and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party without the express prior written consent of this firm.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement, Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ AllBright Law Offices

AllBright Law Offices